As filed with the Securities and Exchange Commission on December 22, 2011
File No. 001-35305

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form 10

General Form for Registration of Securities
Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Interim address:
800 Market Street, Suite 2900
St. Louis, MO 63101
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:
(314) 877-7000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, par value $0.01 per share	New York Stock Exchange
Preferred stock purchase rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TABLE OF CONTENTS

Signatures
EX-99.1

Information Required in Registration Statement

This Registration Statement on Form 10 incorporates by reference information contained in the information statement filed as Exhibit 99.1 hereto. The cross-reference sheet below identifies where the items required by Form 10 can be found in the information statement.

Cross-Reference Sheet between Information
Statement and Items of Form 10

Item No.		Item Caption	Location in Information Statement

1	.	Business	See “Summary” beginning on page 6, “Risk Factors” beginning on page 18, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 62 and “Business” beginning on page 79.
1A	.	Risk Factors	See “Risk Factors” beginning on page 18.
2	.	Financial Information	See “Selected Historical Condensed Combined Financial Data” beginning on page 55, “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 57 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 62.
3	.	Properties	See “Business — Manufacturing and Administrative Facilities” on page 85.
4	.	Security Ownership of Certain Beneficial Owners and Management	See “Security Ownership of Certain Beneficial Owners and Management” on page 101.
5	.	Directors and Executive Officers	See “Corporate Governance and Management — Our Directors and Executive Officers” on page 89.
6	.	Executive Compensation	See “Executive Compensation” beginning on page 94, “Corporate Governance and Management — Director Compensation” on page 92 and “Corporate Governance and Management — Compensation Committee Interlocks and Insider Participation” on page 92.
7	.	Certain Relationships and Related Transactions, and Director Independence	See “Arrangements between Ralcorp and Post” beginning on page 44, “Certain Relationships and Related Party Transactions” on page 102 and “Corporate Governance and Management — Director Independence” on page 90.
8	.	Legal Proceedings	See “Business — Legal Proceedings” on page 88.
9	.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	See “Listing and Trading of our Common Stock” on page 53 and “Dividend Policy” on page 54.
10	.	Recent Sales of Unregistered Securities	None.
11	.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock” beginning on page 105.
12	.	Indemnification of Directors and Officers	See “Indemnification of Directors and Officers” on page 112.
13	.	Financial Statements and Supplementary Data	See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 57 and “Index to Financial Statements” and the financial statements referenced therein beginning on page F-1.
14	.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None.

Item No.		Item Caption	Location in Information Statement

15	.	Financial Statements and Exhibits	(a) Financial Statements
See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 57 and “Index to Financial Statements” and the financial statements referenced therein beginning on page F-1.
(b) Exhibits
See below.

The following documents are filed as exhibits hereto:

Exhibit
No.	Description

2.1	Form of Separation and Distribution Agreement.*
3.1	Form of Amended and Restated Articles of Incorporation of Post Holdings, Inc.*
3.2	Form of Certificate of Designations for Series A Junior Participating Cumulative Preferred Stock of Post Holdings, Inc.*
3.3	Form of Amended and Restated Bylaws of Post Holdings, Inc.*
4.1	Form of Shareholder Protection Rights Agreement, by and between Post Holdings, Inc. and [ • ] as rights agent, which includes the form of right certificate as Exhibit A and the form of Certificate of Designations for Series A Junior Participating Cumulative Preferred Stock as Exhibit C.*
10.1	Form of Tax Allocation Agreement.*
10.2	Form of Transition Services Agreement.*
10.3	Form of Employee Matters Agreement.*
10.4	Form of Shareholder’s and Registration Rights Agreement.*
10.5	Form of Post Holdings, Inc. 2011 Long-Term Incentive Plan.*
10.6	Form of Management Continuity Agreement.*
10.7	Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors.*
10.8	Post Holdings, Inc. Deferred Compensation Plan for Key Employees.*
10.9	Form of Indemnification Agreement.*
10.10	Post Holdings, Inc. Executive Savings Investment Plan.*
10.11	Post Holdings, Inc. Supplemental Retirement Plan.*
21.1	List of Subsidiaries.*
99.1	Information Statement, subject to completion, dated December 22, 2011

*	To be filed by amendment.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POST HOLDINGS, INC.

By:	/s/ T. G. Granneman
Name:     T. G. Granneman

Title:	Vice President

Date: December 22, 2011